Welcome

ECE will build four 110 MGY Fagen plants like this one.

East Coast Ethanol, LLC

C. Thompson & Associates

Disclosure

East Coast Ethanol, LLC

C. Thompson & Associates

EAST COAST ETHANOL, LLC (“ECE”) has filed a registration statement
(including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents ECE has filed with the SEC for more complete information about ECE and this offering. You may get this information for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively,
ECE will arrange to send you the prospectus if you request it by calling (877) 323-
3835; emailing us at investors@eastcoastethanol.us or visiting our web site at
www.eastcoastethanol.us.

GRAIN RECEIVING
Grain Storage
Hammer Mill
To atmosphere or recovery facility
CARBON DIOXIDE
Molecular Sieve
Ethanol Storage
FUEL ETHANOL
Cook/Slurry Tanks
Jet Cooker
Liquefaction Tanks
Ethanol Fermentation
Distillation
Denaturant
WET DISTILLERS GRAINS
Centrifuge Grain Recovery
Solids
Liquids
Evaporation System
Syrup Tank
Grain Drying
DRIED DISTILLERS GRAINS
the energy of innovation

Dry Mill Ethanol Process Overview

East Coast Ethanol, LLC

C. Thompson & Associates

Distiller’s Grains (DDGS)

East Coast Ethanol, LLC

C. Thompson & Associates

Co-Product from Ethanol
production

Highly palatable feed
ingredient

Fagen estimates 350,000 tons
per year – 90% of which will
be dried

Typical analysis: 27% protein,
11% fat, and 9% fiber

Available at 10% moisture
within 75 mile radius of plant

Price usually tracks with corn

DDG Consumption – Commodity Specialist Co.

Biorefineries in Production (139)
Biorefineries under Construction (62)
Source: Renewable Fuels Association
01.24.08

US Ethanol Plant Locations

East Coast Ethanol, LLC

C. Thompson & Associates

*Map represents most recent RFA update.

PADD III-

2 Billion

(Gallons Per Year, Based On 10% Blend)

PADD I-

5.1 Billion

PADD II-

4 Billion

PADD V-

2.6 Billion

PADD IV-

500 Million

Ethanol Volume Potential

East Coast Ethanol, LLC

C. Thompson & Associates

Source: American Coalition For Ethanol

Petroleum Administration Defense Districts

Questions?

Southeast Ethanol Market

East Coast Ethanol, LLC

C. Thompson & Associates

State

Ethanol
Production

Ethanol
Plants Under
Construction

Total
Production
and Under
Construction

10% Ethanol
Market

85% Ethanol
Market

Georgia

100.4 MGY

10 MGY*

110.4 MGY

513 MGY

4,365 MGY

Florida

0 MGY

0 MGY

0 MGY

871 MGY

7,407 MGY

North

Carolina

0 MGY

60 MGY

60 MGY

444 MGY

3,776 MGY

South

Carolina

0 MGY

0 MGY

0 MGY

249 MGY

2,117 MGY

Table Source: Energy Information Administration         * - based on press reports for Range Fuels. Soperton, GA

Be the low cost provider of ethanol on the East
Coast

Construct and operate four 110 MGY Fagen dry
grind ethanol plants

Explore expansion opportunities

Plant improvements

Additional dry grind plants

Cellulosic technology

East Coast Ethanol - Mission

East Coast Ethanol, LLC

C. Thompson & Associates

Limited Liability Company

Open to all investors in states in which ECE shares will be registered, so long as they meet suitability requirements

10% down payment due at time of subscription but investor does not become an owner until funds are released from escrow

In order to release funds from escrow, ECE must raise at least the minimum offering amount and obtain a debt financing commitment for all of the debt necessary to fund the project*

ECE has up to 12 months from the date the offering begins to meet these conditions or investors’ funds must be returned from escrow to the investors

If investor becomes owner - One unit, One vote

Income allocation not subject to self-employment tax (may not apply to investors who are full-time employees of ECE)

Pass through entity – single level taxation

Like any investment, stock in ECE can appreciate or depreciate based on inherent project risks

            *A debt financing commitment is not the same as executing debt agreements and there may be a risk that
ECE releases funds from escrow based on the commitment but then does not close the debt financing transaction.  In that event, your investment may be held until a replacement lender is found, may be returned to you or may be used by ECE to start building the project.  Without sufficient debt financing, ECE will have difficulty completing the project and your investment could lose significant value.

East Coast Ethanol is a…

East Coast Ethanol, LLC

C. Thompson & Associates

Industry Leading Partners

East Coast Ethanol

Board of Directors

(17 Members)

Project Management

C.Thompson & Associates

Design/Build

Partners

Professional

Services

Strategic

Partners

Strategic

Resources

Fagen, Inc.

ICM

Brown Winick – Legal
Counsel

Christianson & Associates –
Forecasts

Hein & Associates –
External Auditing

US Water

US Energy

Ethanol Marketing

Grain Marketing &
Procurement

Norfolk Southern

CSX

TranSystems

PRX

Southern Ethanol Council

Local and State Economic
Development Resources

East Coast Ethanol, LLC

C. Thompson & Associates

Executive Committee

GA, FL, NC, SC Site

Development Committees

Atlantic Ocean
THE BAHAMAS
VIRGINIA
NORTH CAROLINA
SOUTH CAROLINA
GEORGIA
FLORIDA
ALABAMA
Appalachian Mountains
Piedmont Plateau
Atlantic Coastal Plain
Norfolk
Virginia Beach
Danville
Greensboro
Winston-Salem
Raleigh
Greenville
Kinston
New Bern
Fayetteville
Charlotte
Jacksonville
Lumberton
Wilmington
Florence
Conway
Myrtle Beach
Georgetown
Charleston
Hilton Head Island
Columbia
Augusta
Athens
Atlanta
Macon
Statesboro
Hinesville
Brunswick
Valdosta
Albany
Tifton
Columbus
LaGrange
Rome
Dothan
Enterprise
Troy
Montgomery
Birmingham
Tuscaloosa
Gadsden
Huntsville
Chattanooga
Cleveland
Knoxville
Nashville
Clarksville
Bowling Green
Cookeville
Murfreesboro
Johnson City
Boone
Asheville
Greenville
Spartanburg
Pensacola
Panama City
Gainesville
Ocala
Orlando
Tampa
Lakeland
Port St. Lucie
Freeport City
Green Turtle Cay
Great Guana Cay

Regional Fuel Terminals and Plant Locations

East Coast Ethanol, LLC

C. Thompson & Associates

ECE Comparative Advantage

East Coast Ethanol, LLC

C. Thompson & Associates

Business Model

Corn

Ethanol

DDGS

Gross
Margin

Ext.

  Origination

$    5.00

$    5.65

$       1.61

$    2.25

$     88,524,827.49

  Destination

$    5.50

$    6.27

$      1.88

$    2.64

$    103,799,224.29

  ECE Advantage

  $   (0.50)

  $     0.62

  $       0.27

  $     0.39

$      15,274,396.80

*Margins and pricing are quoted per bushel.  Each plant will consume 39,286,000 bushels of corn annually.

Price Spreads from Iowa to Jacksonville as of 9/15/08

Corn

$0.50/bu

Source - Palmetto Grains

Ethanol1

$0.22/gal

Source - Eco Energy

DDGS

$30.00/ton

Source - Palmetto Grains

(1) – rail cost minus local trucking cost

Campbellton, FL Site Plan

East Coast Ethanol, LLC

C. Thompson & Associates

Terminals

  - Panama City (60 mi)

  - Freeport (60 mi)

  - Niceville (60 mi)

  - Tampa (275 mi)

Ports

  - Panama City (60 mi)

Dual rail access via
Bayline Railroad

Jesup, GA Site Plan

East Coast Ethanol, LLC

C. Thompson & Associates

Terminals

  - Savannah (65 mi)

  - Jacksonville (95 mi)

  - Macon (125 mi)

  - N. Augusta (125 mi)

Ports

  - Brunswick (50 mi)

  - Savannah (65 mi)

  - Jacksonville (95 mi)

Chester, SC Site Plan

East Coast Ethanol, LLC

C. Thompson & Associates

Terminals

  - Charlotte (50 mi)

  - Spartanburg (55 mi)

  - Belton (90 mi)

  - N. Augusta (120 mi)

Ports

  - Charleston (160 mi)

Dual rail access via
Lancaster & Chester
Railroad

Seaboard, NC Site Plan

East Coast Ethanol, LLC

C. Thompson & Associates

Terminals

  - Chesapeake (75 mi)

  - Richmond (65 mi)

  - Greensboro (125 mi)

  - Selma (100 mi)

Ports

  - Norfolk (75 mi)

  - Wilmington (130 mi)

We expect to receive approximately $126,000,000
in incentives from the states of North Carolina,
South Carolina, Georgia and Florida.

Some of these incentives may be structured over
a period of time, however, the final amounts and
time periods will be determined once we finalize
and sign the incentive agreements.

State Incentives

East Coast Ethanol, LLC

C. Thompson & Associates

Start indication of interest meetings – March 2008

Planned effective date with SEC – September 2008

Financial close – December 2008

Start construction – January 2009

Fagen can begin construction simultaneously

Construction schedule – 18 to 22 months per plant

First plant start-up – Summer 2010

Timeline is contingent upon successful sale of membership units and financial close.

Other potential project risks include construction delays, problems obtaining required permits, and unknown environmental issues related to plant sites.

Time Line Goals

East Coast Ethanol, LLC

C. Thompson & Associates

Sources of Funds

Senior Debt

Term Loan

Revolving Line of Credit

Member Equity – seed capital

Member Equity

Total of funds

ECE Financing Plan

East Coast Ethanol, LLC

C. Thompson & Associates

Total of funds will remain constant - additional debt may be raised to cover any equity shortfalls.

We can give no assurance or guarantee that we will be able to obtain sufficient debt financing or that debt financing will be available on favorable terms especially in the current tight credit environment.

$374,000,000

$66,000,000

$9,800,000

$421,700,000

$871,500,000

Plant Construction

Site Development, Rail, Utilities,

    Insurance, Contingencies, Misc.

Inventory & Working Capital

Financing, Costs of Raising Capital,

            Organizational, and Preproduction

            Costs

Total

Approximate Use of Funds

East Coast Ethanol, LLC

C. Thompson & Associates

These figures are estimates only and the actual use of funds may vary significantly depending on factors encountered as projects develop.

$587,800,000

$142,320,000

$74,640,000

$66,540,000

$871,500,000

Investor Requirements

Meet suitability requirements in states where ECE is registered

Minimum purchase - $15,000 (equals one unit)

Additional purchases made in increments of $5,000

Unit Transfers

East Coast Ethanol will establish a qualified matching service for transferring membership units – units will not be listed on a national exchange. Units will be considered illiquid securities and you will not be able to readily sell your securities.

Transfers can commence after first plant start-up

Stock Facts

East Coast Ethanol, LLC

C. Thompson & Associates

10% subscription payment due at signing with promissory note for balance (this down payment is non-refundable and ECE may pursue legal options for balance if not paid in a timely manner)

Balance due within 20 days after Board calls balance, which can occur any time after the minimum offering amount is subscribed

Escrow terminates when:

equity is raised, and

debt financing commitment for the project is obtained*

Failure of East Coast Ethanol to achieve financial close and terminate escrow within 12 months of date of effectiveness results in funds returned with interest and in no event will less than the full amount of the principal investment be returned to investors

Investor does not become an owner until ECE satisfies conditions for releasing funds from escrow

Minimum offering amount to terminate escrow is $253,650,000

Escrow Procedures

East Coast Ethanol, LLC

C. Thompson & Associates

                      *A debt financing commitment is not the same as executing debt agreements and there may be a risk that ECE releases funds from escrow based on the commitment but then does not close the debt financing transaction.  In that event, your investment may be held until a replacement lender is found, may be returned to you or may be used by ECE to start building the project.  Without sufficient debt financing, ECE will have difficulty completing the project and your investment could lose significant value

Categories

Ethanol Price (net price)

Ethanol per bushel of corn (gal)

DDGS Price (gross price/ton)

CO2 (gross sales/ton)

Corn Price (per Bu.)

Energy Use (BTU/Gal.)

Electricity (per kilowatt)

Natural Gas (per million BTUs)

Employees (per plant)

Estimated ROI (year 5)

*Unfavorable moves in commodity and energy prices can have a significant negative impact on
ECE’s profitability.

ECE Assumptions

East Coast Ethanol, LLC

C. Thompson & Associates

$1.96

2.8

$147.00

$12.00

$4.11

32,000

$.06

$9.00

45-50

22.22%

ROE Matrix (Year 5)

East Coast Ethanol, LLC

C. Thompson & Associates

7 Year Historical Price Averages (Source: Pro Exporters): Corn = $2.58/bu      Ethanol = $1.68/gal

The above matrix is not a guarantee of future results and should not be relied on as such. You should evaluate this information in conjunction with the Company's prospectus which can be accessed at our website: www.eastcoastethanol.us

Ethanol

$1.60

$1.90

$1.96

$2.20

$2.50

$2.80

$3.00

Corn

$8.00

-117.86%

-87.63%

-81.59%

-57.40%

-27.17%

3.06%

23.21%

$7.50

-104.90%

-74.67%

-68.62%

-44.44%

-14.21%

16.02%

36.18%

$6.50

-78.98%

-48.75%

-42.70%

-18.52%

11.71%

41.94%

62.10%

$6.00

-66.02%

-35.79%

-29.74%

-5.56%

24.67%

54.91%

75.06%

$5.50

-53.06%

-22.83%

-16.78%

7.41%

37.64%

67.87%

88.02%

$5.00

-40.09%

-9.86%

-3.82%

20.37%

50.60%

80.83%

100.98%

$4.50

-27.13%

3.10%

9.14%

33.33%

63.56%

93.79%

113.94%

$4.11

-17.02%

13.21%

22.22%

43.44%

73.67%

103.90%

124.05%

$4.00

-14.17%

16.06%

22.10%

46.29%

76.52%

106.75%

126.90%

Failure of Fagen or ICM to perform contractually could jeopardize some or all ECE plants

Construction delays could devalue investment units if the sale of ethanol or co-products are delayed

ECE will rely solely on Fagen and ICM to supply all of the
technology necessary to build and operate all plants – we expect that they will either own or license this technology

ECE has no operating history and is not experienced in selling securities

Current credit conditions have tightened and could inhibit ECE’s ability to fully capitalize its projects

ECE could have to modify plans to construct 4 plants simultaneously if it is unable to raise the required financing

Corn prices sustained at current historical highs would negatively impact ECE’s profitability

Project Risks

East Coast Ethanol, LLC

C. Thompson & Associates

A Clear Choice?

East Coast Ethanol, LLC

C. Thompson & Associates

www.kickoil.co
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Time.com

Time.com

Time.com

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For more information and a prospectus,

please visit us at:

www.eastcoastethanol.us

                   Investors in North Carolina, Virginia and Maryland
can obtain more information from our broker-dealer,
Thomas Securities LLC, at 404-504-6050 or by visiting
its website at:

www.thomassec.com

ECE Website and Prospectus

East Coast Ethanol, LLC

C. Thompson & Associates